HKCMCPA

HKCM CPA & Co
Certified Public Accountants

Consent of Independent Registered PublicAccounting Firm

We hereby consent to the incorporation in this Registration Statement on Amendment No. 2 to Form S-1 of our report dated April 2, 2020, relating to the consolidated financial statements of VIVIC Corp. for the period from May 1, 2019 to December 31, 2019 and to all references to our firm included in this Registration Statement.

We also hereby consent to the incorporation in this Registration Statement on Amendment No. 2 to Form S-1 of our report dated August 12, 2019, relating to the consolidated financial statements of VIVIC Corp. for the year ended April 30, 2019 and to all references to our firm included in this Registration Statement.

HKCM CPA & Co

HKCM CPA & Co.
Certified Public Accountants

Hong Kong, China
February 16, 2021